EXHIBIT 99(B)

AMERICAN HONDA FINANCE CORPORATION
ANNUAL COMPLIANCE CERTIFICATE
PURSUANT TO SECTION 3.11(a) OF THE SALE AND SERVICING AGREEMENT

I, Paul Honda, do hereby certify that I am the Assistant Vice President, Assistant Secretary and Compliance Officer of American Honda Finance Corporation, a California corporation (the ‘‘Company’’), and further certify on behalf of the Company in its capacity as servicer (the ‘‘Servicer’’) under the Sale and Servicing Agreement (the ‘‘Agreement’’) dated as of February 1, 2003 among the Servicer, American Honda Receivables Corp., as Seller and Honda Auto Receivables 2003-1 Owner Trust as follows:

(i)	A review of the activities of the Servicer during the 12-month period ended March 31, 2006, and of its performance under the Agreement has been made under my supervision;

(ii)	To the best of my knowledge and information, based upon such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period; and

(iii)	To the best of my knowledge and information, no event of default nor any event which with the giving of notice or lapse of time, or both, would become an event of default under the Agreement, has occurred or is continuing.

This certificate is being delivered to the Trustee pursuant to Section 3.11 of the Sale and Servicing Agreement effective February 1, 2003, which terms and conditions are incorporated in the Agreement.

IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of May, 2006

/s/ Paul C. Honda
Paul C. Honda
Assistant Vice President, Assistant Secretary and Compliance Officer